GO.COM SAVINGS AND
                                     INVESTMENT PLAN

                             REPORT ON FINANCIAL STATEMENTS

                               DECEMBER 31, 2001 AND 2000

                           GO.COM SAVINGS AND INVESTMENT PLAN

                              INDEX TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2001 AND 2000



                                                                   Page
                                                                   -----
Report of Independent Accountants                                  F-2

Financial Statements:

  Statements of Net Assets Available for Benefits as of
    December 31, 2001 and 2000                                     F-3

  Statement of Changes in Net Assets Available for Benefits
    For the year ended December 31, 2001                           F-4

  Notes to Financial Statements                                    F-5




Schedules required by the Department of Labor Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

                        REPORT OF INDEPENDENT ACCOUNTANTS




To the Participants and Plan Administrator of the GO.com Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the GO.com Savings and Investment Plan (the "Plan") at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 21, 2002

                           GO.COM SAVINGS AND INVESTMENT PLAN

                     STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                                     (In thousands)

                                                             December 31,
                                                          -------------------
                                                            2001       2000
                                                          ---------  ---------
Assets
  Investments in master trust:
    At fair value:
      The Walt Disney Company Common Stock Fund*,**       $  3,326   $   2,470
      The GO.com Common Stock Fund**                             -         791
      Shares of registered investment companies:
        Fidelity Magellan Fund*                              4,556       5,013
        PIMCO Total Return Fund                                643         283
        Fidelity Growth & Income Portfolio Fund*             5,262       6,334
        Sequoia Fund*                                        2,265       1,943
        Fidelity Diversified International Fund*             1,455       1,514
        Putnam New Opportunities Fund*                       3,952       5,647
        Fidelity Asset Manager Fund                            190          24
        Fidelity US Equity Index Pool                          198          74
        Fidelity Retirement Money Market Portfolio Fund*     1,502       1,136
        MAS Small Cap Value Portfolio-Adviser Class            159          33
       Participant Loans                                       250         341
                                                          ---------  ----------

        Total investments                                   23,758      25,603
                                                          ---------  ----------
     Receivables:
       Participants' contributions                               -         545
       Employer's contribution                                   -         174
                                                          ---------  ----------

         Total receivables                                       -         719
                                                          ---------  ----------

      Net assets available for benefits                   $ 23,758    $ 26,322
                                                          =========  ==========

* Investment balance represents 5% or more of the Plan's net assets available for benefits.

**  Nonparticipant-directed
















 The accompanying notes are an integral part of these financial statements.

                           GO.COM SAVINGS AND INVESTMENT PLAN

                STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                                     (In thousands)


                                                          For the Year Ended
                                                             December 31,
                                                                 2001
                                                          ------------------
Additions to net assets attributed to:

  Investment income:
    Dividends                                                $    376
    Interest                                                       24
    Net depreciation in fair value of investments              (4,456)
                                                              -------
                                                               (4,056)
                                                              -------

  Contributions:
    Participant                                                 3,852
    Employer                                                    1,081
                                                              -------
                                                                4,933
                                                              -------
  Total additions                                                 877
                                                              -------

Deductions from net assets attributed to:

  Benefits paid to participants                                 3,439
  Administrative expenses                                           2
                                                               ------
  Total deductions                                              3,441
                                                               ------
Net decrease                                                   (2,564)

Net assets available for benefits:
  Beginning of year                                            26,322
                                                              -------
  End of year                                                $ 23,758
                                                              =======















The accompanying notes are an integral part of these financial statements.

                           GO.COM SAVINGS AND INVESTMENT PLAN

                              NOTES TO FINANCIAL STATEMENTS

                             (Tabular dollars in thousands)

1.  Description of the Plan

General
The Infoseek Corporation implemented the Infoseek Corporation 401(k) Plan on January 1, 1996. The Walt Disney Company (the "Company") acquired Infoseek Corporation on November 17, 1999, and on April 1, 2000, the Company renamed the Infoseek Corporation 401(k) Plan as the GO.com Savings and Investment Plan (the "Plan"). The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). For further information regarding the Plan, refer to the Summary Plan Description.

On March 20, 2001, the Company ceased the operations of GO.com and converted all shares of GO.com stock into Company common stock. Effective July 1, 2001, the Company froze all future participant and employer contributions to the Plan. Upon termination of employment, a participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution. As of that date, all salaried participants of the Plan became eligible for the Disney Salaried Savings and Investment Plan, a defined contribution plan sponsored by the Company and accordingly, may elect to participate in the Disney Salaried Savings and Investment Plan.

Administration of the Plan
Effective April 1, 2000, the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the "Committee" or "Plan Administrator") was appointed to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. Prior to April 1, 2000, the Plan was administered by the Infoseek Corporation.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Institutional Retirement Services Company ("Fidelity" or the "Trustee"). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of administration. Effective April 1, 2000, Fidelity assumed the role of Trustee from First Trust Corporation (the "Prior Trustee").

Administrative expenses of the Plan, such as benefit plan consultation fees (exclusive of brokerage commissions on the purchase or sale of Company stock) may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation
Prior to April 1, 2000, all full-time employees of the former Infoseek Corporation of at least 18 years of age were eligible to participate in the Plan. Participation in the Plan starting April 1, 2000 became available to all domestic employees of GO.com who were regularly scheduled to work 1,000 hours or more during a year. To be eligible, employees were required to be age 18 or older and have had completed ninety days of employment during which they also worked at least 260 hours.

                       GO.COM SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


1.  Description of the Plan (continued)

Participation  (continued)
Prior to July 1, 2001, the Plan accepted direct cash rollovers from other qualified plans regardless of whether the employee met the ninety day eligibility requirement. However, such funds were not available for hardship distributions or loans until after the employee had met the ninety day eligibility requirement and had become a participant of the Plan.

Contributions
Participant and employer contributions were made through June 30, 2001. Prior to July 1, 2001, participants were permitted to authorize income deferrals in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant's total tax-deferred contributions and the Company's matching contributions, in any Plan year, could not exceed the limits provided under Section 415 of the Code.

Income earned on voluntary contributions is not taxable for Federal income tax purposes until withdrawal.

Prior to April 1, 2000, the employer matching contribution was equal to 50 percent of a participant's pre-tax contributions up to a maximum of $2,000. All such employer contributions were invested in Infoseek common stock. Employee contributions were not permitted to be invested in the Infoseek company stock. Employer contributions vested over a period of 4 years. Effective April 1, 2000, all participants in the plan became fully vested in all employer contributions made prior to that date.

From April 1, 2000 to July 1, 2001, the Company contributed a matching amount equal to 50 percent of the first 6 percent of compensation a participant contributed to the Plan. Prior to March 20, 2001, the Company could make matching contributions either in cash, which was invested exclusively in GO.com common stock, or directly in shares of GO.com common stock. Company matching contributions could then be invested in Company common stock or a combination of GO.com and Company common stock. Effective March 20, 2001, investments in GO.com common stock were converted into shares of Company common stock, and all matching contributions thereafter were made either in cash, which was invested exclusively in Company common stock, or directly in shares of Company common stock. At its discretion, the Company could change the level of matching contributions or cease making matching contributions. (see Note 9)

Vesting

Participants are fully vested immediately in their own contributions and are fully vested in the Company's matching contributions made to the Plan after they have completed one year of service. Additionally, a participant's account is considered fully vested upon attaining age 65, or death while in active service, or upon termination of service because of permanent and total disability.

                       GO.COM SAVINGS AND INVESTMENT PLAN

                              NOTES TO FINANCIAL STATEMENTS
                                   (continued)


1.  Description of the Plan (continued)

Forfeitures
Nonvested employer contributions are forfeited upon termination and revert to the Company. These amounts are used to reduce future employer contributions.

Investments
Participants may direct the investment of their contributions in any one or more investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds. Such elections must be made in 1 percent increments.

Benefits, Distributions and Withdrawals
A participant's entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants' account balances under $5,000 are automatically distributed within 90 days following the participant's severance date. The participant has 60 days following the participant's severance date to elect whether or not to rollover the funds into an IRA or another qualified plan. Prior to April 1, 2000, participants had 90 days to make an election. If no election is made, the funds will be dispersed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at anytime following termination, before age 65. All amounts must be distributed when the participant reaches age 65.

Under Section 401(k) of the Code, in-service withdrawals of tax-deferred contributions by participants are available only in amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code.

Loans
Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their account balance not to exceed $50,000 in any consecutive twelve month period. A participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is currently prime plus 1 percent.

                       GO.COM SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


1.  Description of the Plan (continued)

Plan Amendment or Termination
The Company reserves the right to amend or modify, at any time, the provisions of the Plan. Although the Company has continued the Plan, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant's account at the time of liquidation.

2.  Summary of Significant Accounting Policies

Basis of Accounting
The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties
The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Contribution Policy
Contributions are recorded in the period during which the Company makes payroll deductions from the employees' earnings. Company contributions are recorded in the same period.

Investment Valuation and Income Recognition
Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Investments in commingled funds are valued at the redemption prices established by the Trustee, which are based on the market value of the fund assets. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation/Depreciation in Fair Value of Investments
The net appreciation or depreciation in the fair value of investments disclosed in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) and unrealized appreciation (depreciation) on investments.

                       GO.COM SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


2.  Summary of Significant Accounting Policies (continued)

Payment of Benefits
Benefits are recorded when paid.

3.  Investments

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value as follows:

      Common Stock                                       $ (1,102)
      Shares of registered investment companies            (3,354)
                                                          -------
                                                         $ (4,456)
                                                          =======

4.  Nonparticipant-Directed Investments

Information about the significant components of the changes in net assets relating to the nonparticipant-directed investments (The Walt Disney Company Common Stock Fund and the GO.com Common Stock Fund, which includes participant-directed investments) is as follows:

                                          Year Ended December 31, 2001
                                          ----------------------------
                                               GO.com       Disney
                                              ---------   ---------
Changes in Net Assets
      Contributions                             $   435   $  1,155
      Dividends                                       -         33
      Net appreciation (depreciation)               143     (1,245)
      Benefits paid to participants                 (21)      (503)
      Net transfers (to) from other
        investment options                       (1,348)     1,416
                                                 ------    -------
                                                $  (791)  $    856
                                                 ======    =======

5.  Income Taxes

The Company has received an Internal Revenue Service determination letter dated January 18, 1997 stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. The Plan has subsequently been amended and the Company believes that the Plan still qualifies under Section 401(a) of the Code. Since the Plan, as amended, was designed to be qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

                       GO.COM SAVINGS AND INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS
                                   (continued)


6.  Related Party Transactions

Certain Plan investments are shares of mutual funds managed by Fidelity. Fidelity is the trustee as defined by the Plan, and, therefore, these transactions qualify the Trustee as a party-in-interest for which a statutory exemption exists. Fees paid by the Plan to the Trustee amounted to $2,016 for the year ended December 31, 2001.

7.  Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

                                                               December 31,
                                                          ---------------------
                                                            2001         2000
                                                          ---------  ----------
Net assets available for benefits per the
  financial statements                                    $ 23,758   $ 26,322
Amounts allocated to withdrawing participants                  (73)       (53)
                                                           -------    -------
Net assets available for benefits per Form 5500           $ 23,685   $ 26,269
                                                           =======    =======


The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:


                                                             Year Ended
                                                            December 31,
                                                                2001
                                                          -----------------
Benefits paid to participants per the
  financial statements                                        $ 3,439
Add: Amounts allocated to withdrawing  participants
  at December 31, 2001                                             73
Less:  Amounts allocated to withdrawing participants
  at December 31, 2000                                            (53)
                                                               ------
Benefits paid to participants per Form 5500                   $ 3,459
                                                               ======

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2001 but not yet paid as of that date.

8.  Investment in Disney 401(k) Master Trust

The Plan's investments are held in the Disney 401(k) Master Trust (the "Master Trust"), which also includes the assets of the Disney Salaried Savings & Investment Plan, the ABC, Inc. Savings and Investment Plan, and the Disney Hourly Savings and Investment Plan, all of which are defined contribution plans sponsored by the Company. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the elections of participants within each plan. The Plan's interest

                           GO.COM SAVINGS AND INVESTMENT PLAN

                              NOTES TO FINANCIAL STATEMENTS
                                       (continued)


8.  Investment in Disney 401(k) Master Trust (continued)

in the net assets of the Master Trust was approximately 1.34% and 1.20% at December 31, 2001 and 2000, respectively. Investment income of the Master Trust for the year ended December 31, 2001 was allocated based upon each Plan's interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

                                                        December 31,
                                                 ---------------------------
                                                    2001            2000
                                                 -----------      ----------
 Investments, at fair value:
   The Walt Disney Company Common Stock Fund     $   589,816     $   817,279
   The GO.com Stock Fund                                   -             791
   Shares of registered investment companies       1,161,585       1,210,143
   Participant loans                                  26,667          30,915
                                                 -----------      ----------
 Total                                           $ 1,778,068     $ 2,059,128
                                                 ===========      ==========


The investment income (loss) of the Master Trust is as follows:

                                                 For the Year Ended
                                                  December 31, 2001
                                                 ------------------
Investment Income(Loss):
    Interest and dividends                             $   37,517
    Net depreciation                                     (321,931)
                                                         --------
 Total                                                 $ (284,414)
                                                         ========


The net (depreciation)/appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

                                                   For the Year Ended
                                                    December 31, 2001
                                                   ------------------
Net (Depreciation)/Appreciation:
  The Walt Disney Company Common Stock Fund           $(227,171)
  The GO.com Stock Fund                                     143
  Shares of registered investment companies             (94,903)
                                                       --------
 Total                                                $(321,931)
                                                       ========


9.  Subsequent Events

Effective March 8, 2002, participants of the Plan may transfer all or a portion of their accumulated Company matching contributions into any of the available Plan investment funds, or any combination of funds.